EXHIBIT 4.1

First Supplemental Indenture

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 18, 2013, between The Phoenix Companies, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as successor trustee to SunTrust Bank, as Trustee (the “Trustee”), amends the Indenture, dated as of December 27, 2001, between the Company and the Trustee (the “Original Indenture”), pursuant to which $300,000,000 aggregate principal amount of the Company’s 7.45% Quarterly Interest Bonds due 2032 were issued (the “Securities”).  Capitalized terms used in this Supplemental Indenture and not defined are used with the meanings given to such terms in the Original Indenture.  This Supplemental Indenture is effective as of the date hereof.

RECITALS OF THE COMPANY

WHEREAS, Section 902 of the Original Indenture provides that, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Securities under the Indenture; and

WHEREAS, the Company has received and delivered to the Trustee Acts of Holders evidencing consents of the Holders of not less than a majority in principal amount of the Outstanding Securities to the amendments to the Original Indenture set forth in this Supplemental Indenture (the “Amendments”); and

WHEREAS, the Company has also received and delivered to the Trustee Acts of Holders evidencing waivers, pursuant to Section 513 of the Original Indenture, from the Holders of a majority in aggregate principal amount of the Outstanding Securities of all defaults and Events of Default relating to the Securities and the Original Indenture and any defaults and Events of Default relating to the Securities and the Original Indenture that have occurred prior to the date hereof are deemed to have been cured for all purposes; and

WHEREAS, the Company has requested that the Trustee join with it in entering into this Supplemental Indenture for the purpose of effecting the Amendments as  permitted by Section 902 thereof and has furnished to the Trustee Board Resolutions authorizing the Amendments and this Supplemental Indenture, an Officers’ Certificate pursuant to Section 102 of the Original Indenture and an Opinion of Counsel pursuant to Sections 102 and 903 of the Original Indenture; and

WHEREAS, all other things necessary in order to execute and deliver this Supplemental Indenture and effect the amendments set forth herein have been obtained; and

NOW, THEREFORE, in order to amend the terms of the Original Indenture with respect to the Securities, and in consideration of the premises, it is mutually agreed by the Company and the Trustee, for the equal and ratable benefit of all Holders of the Securities, as follows:

1.           Definitions.  Section 101 of the Original Indenture is hereby amended to add the following definitions in their entirety in the appropriate alphabetical order:

“Consent Fee” means the payment defined as such with respect to the Securities in the Solicitation Documents.

“Covenant Reversion Date” means 5:30 p.m., New York City time, on the earlier of (i) the Business Day following the Company’s failure to pay the Consent Fee, if due, for the Securities in accordance with the Solicitation Documents, and (ii) March 31, 2013.

“Solicitation Documents” means the Consent Solicitation Statement, dated as of December 12, 2012, and the accompanying form of consent and waiver, each as may be amended and supplemented from time to time.

2.           Events of Default.

(a)           Section 501(3) of the Original Indenture is hereby amended to read in its entirety as follows:

(3) except as otherwise provided in this Section 501, default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(b)           The following language is hereby added at the end of Section 501 of the Original Indenture:

Notwithstanding any of the foregoing, the failure of the Company to comply with Sections 704 and 1004 of this Indenture on or prior to the Covenant Reversion Date shall not constitute an Event of Default under clause (3) above.

3.           Reports by Company.  Section 704 of the Original Indenture is hereby amended to read in its entirety as follows:

Section 704.  Reports by Company.

The Company shall, except as otherwise provided in this Section 704:

(1)           file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2)           file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(3)           transmit by mail, to all Holders, as their names and addresses appear in the Security Register, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company pursuant to Clauses (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

Notwithstanding any other provision of this Section 704 or this Indenture, the documents and reports referred to in this Section 704 that the Company would have been required to file with the Trustee on any date on or before the Covenant Reversion Date, but for this sentence, will not be required to be filed by the Company until the Covenant Reversion Date, and the filing by the Company with the Commission of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 on or prior to the Covenant Reversion Date shall fully satisfy the requirement to file reports with the Trustee for any periods prior to the Covenant Reversion Date.

4.           Statement by Officers as to Default.  Section 1004 of the Original Indenture is hereby amended to read in its entirety as follows:

Section 1004.  Statement by Officers as to Default.

The Company will deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after the date hereof, an Officers’ Certificate, stating whether or not to the best knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge. Notwithstanding any other provision of this Section 1004 or this Indenture, the Company will have no obligation to deliver an Officer’s Certificate, as referred to in the preceding sentence, relating to the breach of a covenant contained in Sections 704 or 1004 of this Indenture that occurred prior to the Covenant Reversion Date.

5.           Miscellaneous.

(a)           Recitals by the Company.  The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

(b)           Ratification and Incorporation of Original Indenture.  Except as amended hereby, the Original Indenture is in all respects ratified and confirmed, and all of the terms thereof shall remain in full force and effect.  The Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this Supplemental Indenture forms a part thereof for all purposes.  The Original Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument, and every Holder of Securities heretofore and hereafter authenticated and delivered under the Original Indenture shall be bound by the Original Indenture as amended hereby.

(c)           Execution in Counterparts.  This Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

(d)           Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

(e)           Successors and Assigns.  All covenants and agreements in this Supplemental Indenture of the Company shall bind its respective successors and assigns, whether so expressed or not.

(f)           Severability.  If any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this First Supplemental Indenture to be signed in its name and on its behalf by one of its duly authorized officers, to be effective as of the date first set forth above.

THE PHOENIX COMPANIES, INC.

By:	/s/ Bonnie J. Malley
Name:	Bonnie J. Malley
Title:	Executive Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ David Ferrell
Name:	David Ferrell
Title:	Vice President